Exhibit 99.1

MYRON E. (MIKE) ULLMAN, III APPOINTED TO SAKS

INCORPORATED’S BOARD OF DIRECTORS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (February 4, 2013) – Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that Myron E. (Mike) Ullman, III, 66, has been appointed to the Company’s Board of Directors effective today. He also will serve on the Audit and Corporate Governance Committees of the Company’s Board of Directors.

Mr. Ullman is a highly experienced retail industry executive who has led large consumer and luxury goods businesses both domestically and internationally over the past thirty years.

In February 2012, Mr. Ullman retired as Chairman and Chief Executive Officer of J.C. Penney Company, Inc., after serving in those positions since December 2004. Prior to that, he served as Directeur General of the world’s largest luxury group, LVMH Moët Hennessey Louis Vuitton, in Paris; Chairman and Chief Executive Officer of DFS Group Limited, the world’s leading travel retailer; and Chairman and Chief Executive Officer of R.H. Macy & Co., Inc. Mr. Ullman’s prior retail experience also includes leading Wharf Holdings Ltd. in Hong Kong and posts at Federated Department Stores earlier in his career. In addition, he previously served as a White House Fellow in the Reagan Administration, Vice President of Business Affairs at the University of Cincinnati, and an International Account Manager for IBM Corporation.

Mr. Ullman currently serves on the boards of directors of Starbucks Corporation (NASDAQ: SBUX) and the COFRA Group headquartered in Zug, Switzerland and as Deputy Chairman of the Federal Reserve Bank of Dallas. He is also an advisor to the board of directors of the Retail Industry Leaders Association and is a past Chairman of the National Retail Federation. Mr. Ullman is also Chairman of the Board of Mercy Ships International, a global medical and human services charity. He previously served as a director of Ralph Lauren Corporation; Taubman Centers, Inc.; LVMH Moët Hennessy Louis Vuitton; Federated Department Stores; and Segway, LLC.

Stephen I. Sadove, Chairman and Chief Executive Officer of Saks, commented, “We are extremely pleased that Mike Ullman has joined our Board of Directors. His exceptional retail and luxury goods experience and his strategic business background will make him an outstanding contributor to our Board.”

The Company currently operates 43 Saks Fifth Avenue stores, 65 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

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